Exhibit 12.1
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
                                               Year ended December 31,                 Nine months ended September 30,
                                         1997           1998           1999           1998          1999          2000
                                                                         (in thousands)
EARNINGS
    Pre-tax income from continuing        $175,703       $172,896        $43,516      $135,563      $ 36,927        $43,654
    operations before adjustment
    for minority interests in
    consolidated subsidiaries or
    income or loss from equity
    investees
    Fixed charges (computed below)          15,905         34,338         35,154        24,944        26,765         23,261
    Interest capitalized                   (1,516)        (8,455)        (9,836)       (5,817)       (8,500)          (800)
    Minority interest in pre-tax             (487)        (1,837)          (550)       (1,445)         (969)          (535)
    income of subsidiaries that
    have not incurred fixed charges
    Adjustment for                           3,567          5,056          2,354         4,822         1,488          1,113
    porportionate share of
    50% owned entities
    Income distributed from less                --          1,084          1,200           120         1,200          1,540
    than 50% owned companies
         TOTAL                           $ 193,172      $ 203,141        $72,152      $158,209       $57,084        $68,756
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FIXED CHARGES
    Interest expense, including
    amortization of debt expense
    and discount/premium
                                          $ 14,168        $22,798        $22,330       $16,802       $15,906        $21,146
    Capitalized interest                     1,516          8,455          9,836         5,817         8,500            800
    Interest in rental expense
                                               221          3,085          2,988         2,325         2,359          1,315
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         TOTAL                            $ 15,905        $34,338        $35,154       $24,944       $26,765        $23,261
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RATIO OF EARNINGS                        12.1            5.9            2.1           6.3           2.1            3.0
TO  FIXED CHARGES
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